UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

MAWSON INFRASTRUCTURE GROUP INC.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MIDLAND, Pa., October 3, 2025 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson” or the “Company”), a technology company that provides digital infrastructure for artificial intelligence (“AI”), high-performance computing (“HPC”) and digital assets, is hereby providing a letter to Stockholders highlighting valuable information for Stockholders to make an informed voting decision at Mawson’s 2025 Annual Meeting of Stockholders.

Dear Stockholders,

Mawson will hold its Annual Meeting of Stockholders on October 15, 2025, beginning at 4:00pm Eastern Time (the “Annual Meeting”). The Board of Directors of the Company (the “Board”) has decided to hold the Annual Meeting entirely online via the virtual meeting portal which will be conducted via live webcast. This will enable the Company’s Stockholders to participate in the Annual Meeting from any location while also reducing the carbon footprint of the Company’s activities. The Company has already provided to you, its Stockholders, a Notice Regarding the Availability of Proxy Materials, a definitive proxy statement and a proxy card describing the proposals to be acted upon at the Annual Meeting. If you have questions about the proposals or if you need assistance in voting, please contact our proxy solicitor, Laurel Hill, at 888-742-1305. Their team will be happy to assist you.

For the reasons set forth below, the Board recommends you vote FOR all proposals at the Annual Meeting, all of which are crucial to the continued operations and future success of the Company. You may vote by following the voting instructions on your Notice Regarding the Availability of Proxy Materials or on your proxy card.

The Board recommends a vote FOR the reverse stock split proposal (Proposal 4 on the proxy card) to enable the Company to bring its common stock back into compliance with Nasdaq listing requirements.

As stated in previous public filings, Mawson’s stock price significantly declined following the filing of an involuntary bankruptcy petition against the Company. The decline in our stock price has led to the price of the Company’s common stock falling below the $1.00 per share minimum bid price required for continued listing on Nasdaq and the Company facing potential delisting. A delisting of our common stock from Nasdaq may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our capital stock.

Following successful motions brought by the Company against the filing parties in the involuntary bankruptcy proceeding, the filing parties have filed a motion to dismiss their involuntary bankruptcy petition. A hearing to decide whether to dismiss their involuntary petition is scheduled for October 21, 2025. If granted, that motion by the filing parties will result in the dismissal of the involuntary petition against the Company and is expected to allow the Company to pursue claims against the filing parties.

Amending our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio, to be determined by the Board, will result in an increase to the per-share price of the Company’s common stock to above the $1.00 per share required for continued listing on Nasdaq.

The Board recommends a vote FOR the election of all director nominees (Proposal 1 on the proxy card).

Greg Martin, one of our founding Board members, has decided not to run for re-election at the Annual Meeting and thus will retire at the end of his term. On behalf of the Board, we would like to thank Greg for his commitment to the Company over his many years of service. Greg’s experience and insight have been an asset, and we are grateful for his dedicated service and leadership.

Greg’s retirement opens the door for us to nominate Kathryn Yingling Schellenger to the Board. Kathryn’s election would mark the completion of an entire Board refresh since 2023. Kathryn brings with her expertise in corporate governance, compliance, and leadership which will be key to the Company’s future business growth. Kathryn’s election to the Board would bring a new perspective and, along with the remaining slate of director nominees, continue to move the Company forward.

The Board recommends a vote FOR Proposals 2, 3 and 5 on the proxy card.

-	Proposal 2 calls for ratification of the appointment of Wolf & Company to serve as the Company’s independent registered public accounting firm for this fiscal year. It is crucial for a publicly traded company to maintain audited books and records and the guidance and oversight of Wolf & Company is critical to the Company’s growth.

-	Proposal 3 calls for the approval, on an advisory basis, of the compensation paid to the Company’s executive officers, who are responsible for bringing the necessary changes essential to the Company’s continued operations.

-	Proposal 5 calls for the authorization of adjournment of the Annual Meeting to another date should there be insufficient votes necessary to approve the above proposals.

Your Vote Is Crucial

Your vote is essential in shaping Mawson’s future, and your vote FOR these five proposals is key to that future. We thank you for your support, your vote, and your continued investment in Mawson. We truly appreciate it.

We strongly urge you to vote FOR all proposals as we continue to reshape Mawson’s future.

Sincerely,

Kaliste Saloom

Interim Chief Executive Officer,

General Counsel & Corporate Secretary

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a technology company that offers digital infrastructure platforms for AI, HPC and digital assets. The Company’s digital infrastructure platforms can be used to operate computing resources for a number of applications, and are offered across AI, HPC, digital assets and other computing applications. Our innovation, technology, and operational expertise enable us to operate and optimize digital infrastructure to accelerate the digital economy. The Company has a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power its digital infrastructure platforms and computational machines.

Press Releases are available at www.mawsoninc.com/press-releases.

For more information, visit: https://mawsoninc.com or email us at IR@mawsoninc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding listing matters, potential financing activities, operational plans, legal proceedings, strategy, and other future events. Words such as “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “may,” “will,” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements in this press release include, among others, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing standards and the outcome of legal matters, including the involuntary bankruptcy petition.

These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including, without limitation, market conditions; changes in HPC and digital asset markets; digital asset price volatility; regulatory developments; the outcome and timing of legal proceedings; Mawson’s need and ability to raise additional capital; and other risks described in Mawson’s filings with the SEC. Mawson undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances after the date of this release, except as required by law.

Investor Contact: IR@mawsoninc.com;

Partnerships Contact: Partnerships@mawsoninc.com;

Media and Press Contact: mediarelations@mawsoninc.com

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